As filed with the Securities and Exchange Commission on November 5, 2007
Registration Nos. 333-143418, 333-35801, 333-65421, 333-95629, 333-50166, 333-106960, 333-109260, 333-125523 and 333-134422

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
To
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
INTEVAC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3125814

(State of incorporation)	(I.R.S. Employer Identification Number)
3560 Bassett Street
Santa Clara, California 95054
(Address, including zip code of Registrant’s principal executive offices)
2004 EQUITY INCENTIVE PLAN
2003 EMPLOYEE STOCK PURCHASE PLAN
1995 STOCK OPTION/STOCK ISSUANCE PLAN
EMPLOYEE STOCK PURCHASE PLAN
(Full titles of the Plans)
Jeffrey Andreson
Chief Financial Officer
Intevac, Inc.
3560 Bassett Street
Santa Clara, CA 95054
(408) 986-9888
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Herbert P. Fockler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

EXPLANTORY STATEMENT
     This Post-Effective Amendment No. 1 amends those certain Registration Statements on Form S-8 (File Nos. 333-143418, 333-35801, 333-65421, 333-95629, 333-50166, 333-106960, 333-109260, 333-125523 and 333-134422) (collectively, the “Registration Statements”) and is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “1933 Act”), by Intevac, Inc., a Delaware corporation (“Intevac Delaware”), which is the successor issuer to Intevac, Inc., a California corporation (“Intevac California”). Intevac Delaware became the successor issuer to Intevac California following a corporate reorganization that became effective on July 19, 2007. The reorganization was effected through the merger of Intevac California with and into Intevac Delaware, a newly formed merger subsidiary of Intevac California, with Intevac Delaware as the surviving corporation. As a result of the merger, each share of common stock, no par value per share, of Intevac California outstanding immediately prior to the effective time of the merger automatically converted into one share of common stock, par value $0.001 per share, of Intevac Delaware. After completion of the merger, the shareholders of Intevac California became the stockholders of Intevac Delaware, which, together with its subsidiaries, will continue to be engaged in the same business that Intevac California and its subsidiaries were engaged in before the merger. Pursuant to the reorganization, common shares of Intevac Delaware will henceforth be issuable, in lieu of common stock of Intevac California, under the registrant’s 2004 Equity Incentive Plan, 2003 Employee Stock Purchase Plan, 1995 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan.
     Intevac Delaware expressly adopts the Registration Statements as its own registration statements for all purposes under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.
     The applicable registration fees were paid at the time of the original filings of the Registration Statements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed or assumed by Intevac Delaware with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Amendment to the Registration Statements:
•	Intevac California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on March 16, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

•	Intevac California’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the Commission on May 10, 2007 pursuant to Section 13(a) of the 1934 Act;

•	Intevac California’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed with the Commission on August 9, 2007 pursuant to Section 13(a) of the 1934 Act;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on April 30, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on May 4, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on May 9, 2007;

•	Intevac California’s Current Reports on Form 8-K filed with the Commission on May 21, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on May 30, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on July 23, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on July 30, 2007;

•	Intevac California’s Current Report on Form 8-K filed with the Commission on August 8, 2007;

•	Intevac California’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2007 and amended May 4, 2007 pursuant to Section 14(a) of the 1934 Act; and

•	The description of Intevac California’s Common Stock contained in the Registration Statement on Form 8-A dated October 5, 1995, filed with the Commission pursuant to Section 12(g) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by Intevac Delaware pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders or otherwise.
     Intevac Delaware’s Certificate of Incorporation (the “Certificate”) provides that the liability of officers and directors of Intevac Delaware shall be eliminated or limited to the fullest extent authorized or permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to Intevac Delaware which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to the company. These provisions also do not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. Intevac Delaware has obtained liability insurance for its officers and directors.
     Article IX of Intevac Delaware’s Bylaws provides that Intevac Delaware shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Intevac Delaware, or is or was a director or officer of Intevac Delaware serving at the request of Intevac Delaware as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
     Article VIII of Intevac Delaware’s Bylaws further provides that indemnification provided for by the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that Intevac Delaware may purchase and maintain insurance on behalf of a director or officer against any liability asserted against such officer or director and incurred by such officer or director in such capacity, whether or not Intevac Delaware would have the power to indemnify such director or officer against such expense or liability the DGCL.
     Intevac Delaware has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in Intevac Delaware’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify Intevac Delaware’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Intevac Delaware, arising out of such person’s services as a director or officer of Intevac Delaware, any subsidiary of Intevac Delaware or any other company or enterprise to which the person provides services at the request of Intevac Delaware.
Item 7. Exemption from Registration Claimed.
     Not applicable

Item 8. Exhibits.

Exhibit
Number	Description
4.1*	Certificate of Incorporation of Intevac, Inc., a Delaware corporation

4.2*	Bylaws of Intevac, Inc., a Delaware corporation

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., with respect to the securities being registered.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (see page II-7).

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2007.
Item 9. Undertakings.
A.	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;
(2)	That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2004 Equity Incentive Plan, 2003 Employee Stock Purchase Plan, 1995 Stock Option/Stock Issuance Plan or Employee Stock Purchase Plan.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 31st day of October 2007.

INTEVAC, INC.
By:	/s/ JEFFREY ANDRESON
Jeffrey Andreson
Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Fairbairn and Jeffrey Andreson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of October 31, 2007:

Signature	Title

/s/ KEVIN FAIRBAIRN Kevin Fairbairn	President and Chief Executive Officer (Principal Executive Officer)

/s/ NORMAN H. POND Norman H. Pond	Chairman of the Board

/s/ JEFFREY ANDRESON Jeffrey Andreson	Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ DAVID S. DURY David S. Dury	Director

/s/ STANLEY J. HILL Stanley J. Hill	Director

/s/ ROBERT LEMOS Robert Lemos	Director

/s/ PING YANG Ping Yang	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1*	Certificate of Incorporation of Intevac, Inc., a Delaware corporation

4.2*	Bylaws of Intevac, Inc., a Delaware corporation

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., with respect to the securities being registered.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (see page II-7).

*	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on July 23, 2007.